RELEASE	EXHIBIT 99.1

August 2024
DZS Files Q1 2024 Financial Results
DALLAS, Texas, USA, Aug. 20, 2024 – DZS (OTC: DZSI), a developer of Network Edge, Connectivity and Cloud Software solutions enabling gigabit broadband everywhere, today announced that it has filed its Q1 2024 financial results.
“As previously disclosed, we completed the restatements with respect to 2022 and the first quarter of 2023, as well as the reports for the remaining periods in 2023 and now completed the delayed filing for Q1 2024,” said Charlie Vogt, President and CEO, DZS. “Our priority throughout this process has been thoroughness and accuracy.”
Vogt added, “During the first six months of 2024, we divested our low margin Asia business, acquired NetComm’s fixed wireless, fiber extension, IoT and broadband connectivity business and raised approximately $40 million. On August 13, 2024, we filed our 2022 and 2023 GAAP financials and shortly we expect to provide non-GAAP financials for 2022 and 2023 which will illustrate the adjustments to bridge GAAP to non-GAAP. Today, we filed our Form 10-Q for Q1 2024 which reflects our former Asia business reported as discontinued operations. Our Q1 2024 financial results do not include our newly acquired NetComm business, which closed on June 1, 2024. Our priorities are aligning with customer requirements, completing our numerous FTTx trials currently underway, converting $31.8 million (exclusive of NetComm) of paid inventory as of March 31, 2024, to cash, executing on $102 million of scheduled backlog and capitalizing on our encouraging sales pipeline.”
DZS is taking advantage of new opportunities fueled by the accelerating demands of emerging applications, the industry evolution moving bandwidth and intelligence closer to the network edge and the operational requirements to deliver enhanced network assurance for improving the subscriber experience. The Company continues to advance its fiber, fixed wireless and AI-influenced broadband solutions aligned with service providers spanning North America, Europe, Middle East and Africa (EMEA) and Australia and New Zealand (ANZ) while optimizing its operational cost.
“Q1 2024 represented an industry-wide pause in capital investments due to an over-rotation of inventory by many service providers and delays with government broadband stimulus programs, including the United States Broadband Equity, Access and Deployment (BEAD) Program,” said Misty Kawecki, CFO, DZS. “We are in the final phase of optimizing our cost savings initiatives that began in Q3 2023. We reduced operating expenses 33% in Q1 2024 compared to 2022. We are laser-focused on working through our $102 million of scheduled backlog, transitioning our numerous on-going trials to orders, cultivating a robust sales pipeline and converting our paid inventory to cash which, as of the end of Q1 2024 was $31.8 million, excluding any acquired inventory with NetComm.”
DZS is now current with its Form 10-Q and 10-K filings with the SEC through Q1 2024. The inability to file these reports prior to August 5, 2024, was the reason for the Company’s suspension of trading from Nasdaq and announced delisting notice.
Following the release of second quarter 2024 financial results, DZS intends to host an earnings call to discuss restated results, which will include all of 2022, 2023, the financial results for the first and second quarters of 2024, and the divestiture of its Asia business along with its recent acquisition of NetComm.

About DZS
DZS Inc. (OTC: DZSI) is a developer of Network Edge, Connectivity and Cloud Software solutions enabling gigabit broadband everywhere.
DZS, the DZS logo, and all DZS product names are trademarks of DZS Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change.
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbors created under the Private Securities Litigation Reform Act of 1995. These statements reflect the beliefs and assumptions of the Company’s management as of the date hereof. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties and assumptions that are difficult to predict. The Company’s actual results could differ materially and adversely from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and subsequent filings. In addition, additional or unforeseen affects from the COVID-19 pandemic and the global economic climate may give rise to or amplify many of these risks. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. DZS undertakes no obligation to update or revise any forward-looking statements for any reason.
For further information see: www.DZSi.com
DZS on Twitter: https://twitter.com/dzs_innovation
DZS on LinkedIn: https://www.linkedin.com/company/DZSi/
Investor Inquiries:
Ted Moreau, Vice President, Investor Relations
Email: IR@dzsi.com